Exhibit 99.1

Lifetime Brands Acquires Stake in Ekco SAB

Garden City, NY, December 20, 2007 -- Lifetime Brands, Inc. (Nasdaq: LCUT), North America's leading resource for nationally branded kitchenware, tabletop and home décor products, today announced it has completed its planned acquisition of a 30% stake in Ekco, SAB, Mexico’s largest housewares company. Lifetime’s investment is valued at approximately $23 million.

Based in Mexico City, Ekco manufactures and sells cookware, kitchenware, cutlery, dinnerware, flatware and related items. The company owns the worldwide rights to the Vasconia® trademark, Mexico’s oldest and best-known cookware brand, as well as the rights in Mexico to the Ekco® trademark, Mexico's leading kitchenware brand. Ekco also owns the rights to the Regal® and H. Steele® trademarks in Mexico, licenses the Presto® trademark for use in Mexico and has exclusive distribution rights for Thermos® products in Mexico. In 2007, Ekco acquired Industria Mexicana del Aluminio, S.A. de C.V., one of Mexico’s largest aluminum smelters and rolling mills.

Shares of Ekco's capital stock are traded on the Bolsa Mexicana de Valores, the Mexican Stock Exchange. For the year ending December 31, 2007, Ekco expects to report net sales of approximately $90.0 million and net income of approximately $5.0 million.

Jeffrey Siegel, Chairman, President and Chief Executive Officer of Lifetime, said, "Many of our multinational retail customers have indicated that they want to work more closely with their key suppliers on a global basis. As the leading housewares company in Mexico, Ekco is the ideal partner for Lifetime to expand in Mexico and other Latin American markets. We have already implemented a strategy whereby Ekco will supply many of Lifetime’s products to certain large US-based retailers that operate in Mexico.

"Our partnership also includes the United States, and we recently began showing a new line of Vasconia® branded cookware and other kitchenware products to selected retailers here. The initial response to this introduction has been very favorable, and we will begin shipping products in the second quarter of 2008. These products, designed by Lifetime in conjunction with Ekco, will fulfill the need for well-priced key items commonly used in Latino households, as well as provide all consumers with authentic Hispanic cookware to use in preparing Mexican food and other Hispanic meals at home.

José Ramón Elizondo, Ekco's President, Chief Executive Officer and Principal Shareholder, said, "Our partnership with Lifetime Brands, which includes access to many of Lifetime's brands and its product development and sourcing capabilities, will enable Ekco to accelerate its growth, increase its profitability, and augment its position as a leading supplier of quality products to retailers in Mexico and elsewhere in Central and South America."

About Lifetime Brands, Inc.

Lifetime Brands is North America’s leading designer, developer and marketer of kitchenware, cutlery & cutting boards, bakeware & cookware, pantryware & spices, tabletop, home décor, picture frames and bath accessories. The Company markets its products under some of the industry’s best known brands, including KitchenAid®, Farberware®, Pfaltzgraff®, Cuisinart®, Block® China and Crystal, Calvin Klein®, CasaModa®, Cuisine de France®, Gorham®, Hoffritz®, International® Silver, Joseph Abboud™, Kamenstein®, Kirk Stieff®, Lisa Jenks®, Melannco®, Nautica®, Pedrini®, Roshco®, Sabatier®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace®, :USE® and Vasconia®. Lifetime’s products are distributed through almost every major retailer in the United States.

The information herein contains certain forward-looking statements including statements concerning the Company’s future prospects. These statements involve risks and uncertainties, including risks relating to general economic conditions and risks relating to the Company’s operations, such as the risk of loss of major customers and risks relating to changes in demand for the Company’s products, as detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

COMPANY CONTACT:	INVESTOR RELATIONS:
Christian G. Kasper	Harriet Fried
Senior Vice President	Lippert/Heilshorn & Assoc.
(516) 203-3590	(212) 838-3777
chris.kasper@lifetimebrands.com	hfried@lhai.com